Exhibit 10.9
Termination and Mutual Release Agreement
     This Termination and Mutual Release Agreement (the “Agreement”) is entered into as of June 16, 2010, by and between Molycorp Minerals, LLC, a Delaware limited liability company (“Molycorp”) and Traxys North America LLC, a Delaware limited liability company (“Traxys”).
     WHEREAS, pursuant to that certain Sales/Buy-Back Agreement, dated May 15, 2009 (the “Sales/Buy-Back Agreement”), by and between Molycorp and Traxys, Traxys agreed to purchase from Molycorp didymium oxide and bastnasite on the terms and conditions set forth therein; and
     WHEREAS, the parties hereto now desire to terminate the Sales/Buy-Back Agreement and release each other from any and all claims that they may have arising under or in connection with the Sales/Buy-Back Agreement.
     NOW THEREFORE, in consideration of the mutual covenants of the parties hereto hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Termination. The Sales/Buy-Back Agreement is hereby terminated and of no further force or effect.
     2. Mutual Release. Molycorp and Traxys hereby mutually release each other and each of their respective successors and assigns from and against any and all costs, damages, actions, proceedings, demands or claims whatsoever that either of them now has or may hereafter have against the other party hereto, by reason of or in connection with the Sales/Buy-Back Agreement.
     3. Further Assurances. Molycorp and Traxys each agree to promptly execute, acknowledge, deliver, file and record such additional documents, instruments and certificates, and to do all such other acts, as are necessary or desirable to evidence the termination of the Sales/Buy-Back Agreement and release of all obligations of the parties thereunder as set forth in this Agreement.
     4. Survival of Prior Transactions. Notwithstanding any other provision of this Agreement, any and all transactions completed pursuant to the Sales/Buy-Back Agreement that have been completed prior to June 16, 2010 shall remain in full force and effect and shall not be adversely affected or revoked as a result of the termination of the Sales/Buy-Back Agreement as provided herein.
     5. Governing Law. This Agreement shall be governed by, interpreted, construed, and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.
     6. Entire Agreement. This Agreement sets forth the entire agreement between Molycorp and Traxys regarding the Sales/Buy-Back Agreement, and no statement, whether written or oral, made before or at the signing of this Agreement will vary or modify these written terms.
     7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all such multiple counterparts together shall constitute one and the same instrument. Copies of the signatures of the parties hereto to this Agreement transmitted by facsimile, e-mail or other electronic means shall be considered originals for all purposes.
     8. Binding Agreement. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Termination and Mutual Release Agreement as of the date first set forth above.

Molycorp Minerals, LLC		Traxys North America LLC

By:	/s/ Mark A. Smith	By:	/s/ Mark S. Kristoff

	Mark A. Smith		Mark S. Kristoff
	Chief Executive Officer		Chief Executive Officer